EXHIBIT 99.1

NEWS RELEASE

Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728
Leigh Parrish, FD
(212) 850-5651
Stephanie Rich, FD
(212) 850-5706

SPORT CHALET REPORTS FOURTH QUARTER FISCAL 2008 RESULTS

Los Angeles, California - (June 3, 2008) - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its fourth fiscal quarter ended March 30, 2008.

Fourth Quarter Results
Sales decreased 1.1% to $96.8 million for the fourth quarter of fiscal 2008 from $97.8 million for the fourth quarter of 2007. Seven new stores not included in same store sales contributed $8.2 million in sales for the quarter while same store sales decreased 8.6%. Same store sales were negatively impacted primarily by soft macroeconomic conditions and to a lesser extent new store openings by the Company and competitors in certain markets.

Gross profit as a percent of sales was 26.3% compared to 29.3% for the fourth quarter of last year. The decline was primarily due to increased rent as a percent of sales as well as a higher level of promotional activity compared to the fourth quarter of fiscal 2007. Selling, general and administrative expenses (SG&A) as a percent of sales increased to 27.5% from 24.5% last year, reflecting higher expenses as the Company’s newer stores ramp up as well as reduced leverage from lower same store sales.

Net loss for the fourth quarter of 2008 was $2.8 million, or $0.20 per diluted share, compared to a net income of $881,000, or $0.06 per diluted share, for the fourth quarter last year.

Craig Levra, Chairman and CEO, stated, “As we previously stated, challenges in the macroeconomic environment worsened as our fiscal year progressed, which had a greater impact on our fourth quarter results than we had anticipated. While we did experience normalized winter weather patterns during the fourth quarter, weak housing trends and rising gas prices in our core markets continued to heavily affect our customers and we were unable to fully offset these pressures on our sales. As a result, we conducted deeper promotions and aggressively managed our winter merchandise and aged inventory to help drive our top line. Despite the challenging environment, we continued to make great strides on our operational initiatives that we expect will enhance our long-term growth.”

Full Year Results
For the fiscal year, sales increased 3.7% to $402.5 million from $388.2 million for the prior year. Sales from twelve new stores not included in same store sales contributed $32.3 million to total sales for fiscal 2008. Same store sales decreased 4.5% for the year due to the particularly weak macro economic conditions in the majority of the Company’s markets.

Gross profit as a percent of sales was 29.0% for the fiscal year compared to 30.9% in the same period last year. The decline was due to increased rent as a percent of sales in newer stores as well as increased promotional activity in the fiscal year. SG&A as a percent of sales was 26.3% compared to 24.8% in the same period of fiscal 2007, reflecting higher expenses as the Company’s newer stores ramp up as well as reduced leverage from lower same store sales.

Net loss for fiscal 2008 was $3.4 million, or $0.24 per diluted share, including a non-cash impairment charge of $2.1 million recorded in the third quarter in relation to certain California stores. Excluding the non-cash impairment charge, net loss for fiscal 2008 was $2.1 million, or $0.15 per diluted share. This compares to net income of $7.1 million, or $0.49 per diluted share, for fiscal 2007.

Craig Levra, Chairman and CEO, concluded, “While our financial results were not as strong as we would have hoped, the challenging environment has allowed us to focus on enhancing our overall operations. We are very pleased with the improvements we made to our infrastructure with the launch of Enterprise Selling and SAP late in the year. These systems will support our financial and merchandising initiatives as we look to streamline costs and better serve the needs of our customers. In addition, we remain focused on offering “expert” advice to our customers for a better shopping experience. Our stores are in great shape with quality merchandise and we are very pleased to have opened seven new stores this year including our first store in Utah. We will continue to make strategic investments in our business that will position Sport Chalet for long-term success as the macro environment improves.”

Conference Call and Webcast
Sport Chalet will host a conference call and audio webcast today at 2:00 p.m. (Pacific) to discuss the financial results for the fourth quarter and full fiscal year. The conference call may be accessed by dialing (706) 634-4840 and also via audio webcast at: www.sportchalet.com or www.earnings.com. A replay of the conference call will be available through Tuesday, June 10, 2008 by dialing (706) 645-9291 (conference ID 48888873) and an archive of the webcast will be available for 90 days following the conclusion of the conference call.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada and Arizona. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 51 locations. The address for Sport Chalet’s web sites are www.actionpass.com and www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations

	Fiscal year
	2008	2007	2006
	(in thousands, except per share amounts)
Net sales	$402,534	$388,209	$343,204
Cost of goods sold, buying and occupancy costs	285,982	268,188	237,137
Gross profit	116,552	120,021	106,067

Selling, general and administrative expenses	105,697	96,357	92,308
Depreciation and amortization	12,898	11,419	9,226
Impairment charge	2,077	-	-
Income (loss) from operations	(4,120)	12,245	4,533

Interest expense	1,466	516	267
Income (loss) before taxes	(5,586)	11,729	4,266

Income tax provision (benefit)	(2,224)	4,630	4,353
Net income (loss)	$(3,362)	$7,099	$(87)

Earnings (loss) per share:
Basic	$(0.24)	$0.51	$(0.01)

Diluted	$(0.24)	$0.49	$(0.01)

Weighted average number of common shares outstanding:
Basic	14,075	13,850	13,506
Diluted	14,075	14,460	13,506

Sport Chalet, Inc.

Consolidated Balance Sheets

	March 30,	April 1,
	2008	2007
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$3,894	$3,841
Accounts receivable	1,359	6,894
Merchandise inventories	86,145	87,067
Prepaid expenses and other current assets	6,170	4,827
Prepaid income taxes	1,405	1,482
Deferred income taxes	3,349	3,146
Total current assets	102,322	107,257

Fixed assets, net	66,619	59,487
Deferred income taxes	2,374	4,505
Total assets	$171,315	$171,249

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$28,035	$29,408
Loan payable to bank	17,216	11,776
Salaries and wages payable	4,620	4,999
Other accrued expenses	13,254	15,581
Total current liabilities	63,125	61,764

Deferred rent	24,221	23,059
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000 Issued and outstanding shares - none	-	-
Class A Common stock, $.01 par value:
Authorized shares - 46,000,000 Issued and outstanding shares - 12,359,990 in 2008 and 12,252,654 in 2007	124	123
Class B Common stock, $.01 par value:
Authorized shares - 2,000,000 Issued and outstanding shares - 1,763,321 in 2008 and 1,741,489 in 2007	18	17
Additional paid-in capital	34,094	33,191
Retained earnings	49,733	53,095
Total stockholders’ equity	83,969	86,426
Total liabilities and stockholders’ equity	$171,315	$171,249

Sport Chalet, Inc.

Consolidated Statements of Cash Flows

	Fiscal Year
	2008	2007	2006
Operating activities	(in thousands)
Net income (loss)	$(3,362)	$7,099	$(87)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,898	11,419	9,226
(Gain) Loss on disposal of equipment	326	315	(215)
Impairment charge	2,077	-	-
Stock compensation	233	166	8,222
Deferred income taxes	1,928	(456)	(1,728)
Changes in operating assets and liabilities:
Accounts receivable	5,535	(4,415)	(1,017)
Merchandise inventories	922	(19,290)	(2,716)
Prepaid expenses and other current assets	(1,343)	(970)	(813)
Prepaid income taxes	77	(1,482)	-
Accounts payable	(1,373)	12,941	(2,339)
Salaries and wages payable	(379)	(474)	393
Other accrued expenses	(2,327)	671	3,078
Income taxes payable	-	(302)	(523)
Deferred rent	1,162	5,442	4,481
Net cash provided by operating activities	16,374	10,664	15,962

Investing activities
Purchases of fixed assets	(22,433)	(22,856)	(20,295)
Other assets	-	-	77
Proceeds from sales of fixed assets	-	-	419
Net cash used in investing activities	(22,433)	(22,856)	(19,799)

Financing activities
Proceeds from bank borrowings	110,573	70,380	46,361
Repayment of bank borrowings	(105,133)	(58,604)	(46,361)
Proceeds from exercise of stock options	372	1,357	475
Optionee withholding taxes from exercise of stock options	-	(890)	(1,265)
Tax benefit on employee stock options	300	1,226	1,014
Net cash provided by financing activities	6,112	13,469	224

Increase (decrease) in cash and cash equivalents	53	1,277	(3,613)
Cash and cash equivalents at beginning of year	3,841	2,564	6,177
Cash and cash equivalents at end of year	$3,894	$3,841	$2,564
Cash paid during the year for:
Income taxes	$30	$5,645	$5,591
Interest	1,247	357	158